Exhibit 99.1

Explanation of Responses to Table I, Item 4 and Table II, Item 6

(1)  Kent C. McCarthy is the manager of Jayhawk Capital Management, LLC, which is the general partner of Jayhawk China Fund (Cayman), Ltd.  Jayhawk China Fund (Cayman), Ltd. directly and solely owns 2,858,651 shares and 203,000 warrants.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC indirectly beneficially own 2,858,651 shares and 203,000 warrants.  Kent C. McCarthy is also the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly and solely owns 4,791,067 warrants.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own 4,791,067 warrants.  As a result of being the manager of Jayhawk Capital Management, LLC and Jayhawk Private Equity, LLC, Kent C. McCarthy indirectly beneficially owns an aggregate of 2,858,651 shares and 4,822,867 warrants.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person’s pecuniary interest therein.